*AMENDED*

Pricing Supplement Dated January 28, 1998                       Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       N.A.
Principal Amount:            $128,000,000
Agent's Discount
  or Commission:             N.A.
Net Proceeds to Company:     $128,000,000
Initial Interest Rate:       To be determined on January 29, 1998 as LIBOR,
                             Telerate page 3750, Index Maturity of 3 months,
                             plus a spread of 0.05%.
Issue Date:                  02/02/98
Maturity Date:               02/02/00
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   February 2, 1998, May 4, 1998, August 3, 1998,
                        November 2, 1998, February 2, 1999, May 3, 1999,
                        August 2, 1999, November 2, 1999.

Interest Payment Dates: May 4, 1998, August 3, 1998, November 2, 1998,
                        February 2, 1999, May 3, 1999, August 2, 1999,
                        November 2, 1999, February 2, 2000.


Index Maturity:         3 Months
Spread (+/-):           +.05%

Day Count Convention:
      /X/ Actual/360 for the period from  02/02/98 to 02/02/2000
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      / / The Notes cannot be redeemed prior to the Stated Maturity Date. /X/ The Notes may be redeemed prior to Stated Maturity Date.
          Unconditional 90 day put with 30 days advance notice.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated